Exhibit 23.5

CONSENT OF PAUL CHILSON

The undersigned hereby consents to the inclusion in or incorporation by reference in the registration statement on Form S-3 (the “Registration Statement”) of NovaGold Resources Inc. being filed with the U.S. Securities and Exchange Commission (“SEC”), to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and to the use of, or the incorporation by reference of, the scientific and technical disclosure related to the Donlin Gold project.

DATED: June 27, 2025

/s/ Paul Chilson
Paul Chilson, P.E.